UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 17, 2016 (June 15, 2016)

American Realty Capital New York City REIT, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

000-55393	46-4380248
(Commission File Number)	(IRS Employer Identification No.)

405 Park Avenue, 14th Floor New York, New York 10022
(Address, including zip code, of Principal Executive Offices)

(212) 415-6500
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

1140 Avenue of the Americas Loan

On June 15, 2016, American Realty Capital New York City REIT, Inc. (the “Company”), through a wholly owned subsidiary of the Company’s operating partnership (the “OP”), entered into a loan agreement (the “Loan”) with Ladder Capital Finance I LLC (“Ladder”), in the amount of $99.0 million in connection with the Company’s acquisition of the leasehold interest in an institutional-quality office building located at 1140 Avenue of the Americas in Manhattan, New York (the “Property”). The Loan is secured by a mortgage on the Property, bears interest at a rate equal to 4.109%, and requires monthly interest payments, with the principal balance due on the maturity date of July 6, 2026. The Loan contains various customary affirmative and negative covenants. The Loan is nonrecourse, may be accelerated only in the event of a default and may only be prepaid upon payment of a penalty based on a yield maintenance premium based on 3.0% of principal amount being repaid prior to August 2018 and 1.0% thereafter through maturity.

Other than with respect to the Loan, there are no other material relationships between Ladder and the Company.

The summary description in this Current Report on Form 8-K of the Loan does not purport to be complete and is qualified in its entirety by reference to the full text of the Loan. The Company will file the Loan with the Securities and Exchange Commission as an exhibit to its next Quarterly Report on Form 10-Q.

Item 2.01. Completion of Acquisition or Disposition of Assets.

1140 Avenue of the Americas

On June 15, 2016, the Company, through a wholly owned subsidiary of the OP, closed its acquisition of the leasehold interest in the Property. The seller of the Property was BPGL Holdings LLC (the “Seller”). Except for the Loan and a ground lease with a remaining term of 50 years, the Company acquired the Property free and clear of any and all liens and encumbrances.

The contract purchase price for the Property was $180.0 million, exclusive of closing costs. The amount of consideration payable to the Seller in connection with the acquisition of the Property was determined by arms-length negotiations between the Seller and the Company, and not pursuant to any specific formula or principle. The Company funded the purchase price with proceeds from its initial public offering, which was ongoing from May 2014 to May 2015, and the Loan. In connection with the acquisition and financing of the Property, the Company paid its advisor approximately $3.4 million in acquisition and financing coordination fees, and reimbursed its advisor $0.9 million in insourced acquisition expenses.

The Property contains approximately 250,000 rentable square feet and is currently 91% leased. The Property’s largest tenants are City National Bank and Waterfall Asset Management, each representing approximately 19% and 10% of annualized cash base rent, respectively.

The following table provides information relating to lease commencement and termination dates, rentable square feet, annualized cash base rent, rental escalations and renewal options for the largest tenants, which represent greater than 10% of total annualized cash base rent. The leases with City National Bank and Waterfall Asset Management each represent greater than 10% of total rentable square feet. No other tenants represent greater than 10% of total rentable square feet.

Tenant	Lease Commencement Date	Lease Termination Date	Rentable Square Feet	Annualized Cash Base Rent (in thousands)	Rental Escalations	Renewal Options
City National Bank	June 2012	June 2023	30,359	$3,720	8.4% increase in July 2018	Two 5-year renewal options
Waterfall Asset Management	August 2012	August 2022	25,500 (1)	$2,031(2)	4.3% increase in August 2018	One 5-year renewal option

(1)	Waterfall Asset Management will occupy 17,591 rentable square feet until April 2017. Beginning in May 2017, Waterfall Asset Management will occupy an additional 7,909 rentable square feet (the “Waterfall Additional Premises”).
(2)	Includes annualized cash rent that will be due on the Waterfall Additional Premises.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 8.01. Other Events.

On June 17, 2016, the Company issued a press release, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(a)(4)	The audited and unaudited financial statements relating to the Property described in Item 2.01 of this Current Report on Form 8-K and required by Rule 3-14 of Regulation S-X are not included in this Current Report on Form 8-K. The Company will file such financial statements with the U.S. Securities and Exchange Commission within 71 calendar days after the date that this Current Report on Form 8-K must be filed.
(b)(2)	The pro forma financial information relating to the Property described in Item 2.01 of this Current Report on Form 8-K and required by Article 11 of Regulation S-X are not included in this Current Report on Form 8-K. The Company will file such financial information with the U.S. Securities and Exchange Commission within 71 calendar days after the date that this Current Report on Form 8-K must be filed.
(d)	Exhibits

Exhibit No.	Description
99.1	Press Release dated June 17, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL NEW YORK CITY REIT, INC.

Date: June 17, 2016	By:	/s/ Michael A. Happel
		Name:	Michael A. Happel
		Title:	Chief Executive Officer, President and Secretary